UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 23, 2026

IONIS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-19125	33-0336973
(Commission File No.)	(IRS Employer Identification No.)

2855 Gazelle Court
Carlsbad, CA 92010
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (760) 931-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $.001 Par Value	“IONS”	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company                ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                ☐

Item 7.01	Regulation FD Disclosure.

On October 23, 2026, Ionis Pharmaceuticals, Inc. (“Ionis”) issued a press release reporting that its partner, Roche, announced late-breaking oral presentation data from the ongoing Phase 3 IMAgINATION study in adults with primary IgA nephropathy (“IgAN”) receiving optimized standard of care, demonstrating that investigational sefaxersen achieved a statistically significant and clinically meaningful 43.1% reduction in proteinuria (95% confidence interval [CI]: 32.5 - 52.0, P<0.0001), relative to placebo at 37 weeks, as measured by 24-hour urine protein-to-creatinine ratio (“UPCR”).

The information in this Item 7.01 and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

On October 23, 2026, Ionis’ partner, Roche, announced late-breaking oral presentation data from the ongoing Phase 3 IMAgINATION study in adults with primary IgAN receiving optimized standard of care, demonstrating that investigational sefaxersen achieved a statistically significant and clinically meaningful 43.1% reduction in proteinuria (95% confidence interval [CI]: 32.5 - 52.0, P<0.0001), relative to placebo at 37 weeks, as measured by 24-hour UPCR. Proteinuria is a key indicator of kidney damage and a reduction in UPCR is strongly associated with the preservation of long-term kidney function. Results presented at the American Society of Nephrology Kidney Week 2026 also showed that, among patients with baseline hematuria (blood in urine), a greater proportion of patients achieved hematuria resolution at Week 37 with sefaxersen versus placebo.

The treatment effect in all prespecified subgroups was consistent with the clinically meaningful reductions in proteinuria shown in the primary endpoint results. Sefaxersen was well tolerated with a safety profile consistent with the previously reported Phase 2 study, exhibiting no new safety signals.

Sefaxersen is an investigational once-monthly subcutaneous injection designed to enable self-administration for people with IgAN. The IMAgINATION study will continue as a blinded study to evaluate the change in kidney function over two years, as measured by estimated glomerular filtration rate (eGFR) at week 105. Roche will share data with health authorities, with the goal of bringing this treatment to patients as soon as possible.

Typically diagnosed before the age of 40, IgAN affects at least 25 adults per million worldwide each year. IgAN, also known as Berger’s disease, is a chronic and progressive autoimmune disease that leads to end-stage kidney disease in up to 50% of patients within 20 years of diagnosis. It is the most common form of primary glomerulonephritis (inflammation of the tiny filters, glomeruli, in the kidneys) and is a major cause of chronic kidney disease as well as kidney failure.

Roche licensed sefaxersen from Ionis for the treatment of complement-mediated diseases. Under the terms of the agreement, Ionis received an upfront payment, license fee and development milestone payments and is eligible to receive regulatory and sales milestone payments as well as tiered royalties on net sales of sefaxersen.

Forward-Looking Statements

This report includes forward-looking statements regarding Ionis’ business and the therapeutic and commercial potential of sefaxersen, our commercial medicines, additional medicines in development and technologies and our expectations regarding development and regulatory milestones. Any statement describing Ionis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties including those inherent in the process of discovering, developing and commercializing medicines that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such medicines. Ionis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Ionis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Ionis. Except as required by law, we undertake no obligation to update any forward-looking statements for any reason. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Ionis’ programs are described in additional detail in Ionis’ annual report on Form 10-K for the year ended December 31, 2025 and most recent Form 10-Q, which are on file with the Securities and Exchange Commission. Copies of these and other documents are available from Ionis.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 23, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ionis Pharmaceuticals, Inc.

Dated: October 23, 2026	By:	/s/ Patrick R. O’Neil
Patrick R. O’Neil
Executive Vice President, Chief Legal Officer and General Counsel